Free Writing Prospectus Filed Pursuant to Rule 433

Registration No. 333-181339

Supplementing the Preliminary Prospectus Supplement dated

October 30, 2014 (To Prospectus dated May 11, 2012)

$650,000,000

$300,000,000 1.650% Notes due 2017

$350,000,000 3.700% Notes due 2025

Pricing Term Sheet

October 30, 2014

Issuer:	Whirlpool Corporation
Ratings:*	Moody’s: Baa2 (stable outlook) Standard & Poor’s: BBB (stable outlook) Fitch: BBB (stable outlook)
Trade Date:	October 30, 2014
Settlement Date:	November 4, 2014
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC
Co-Managers:

Merrill Lynch, Pierce Fenner & Smith

                      Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Wells Fargo Securities, LLC

Banca IMI S.p.A.

Deutsche Bank Securities Inc.

Santander Investment Securities Inc.

UniCredit Capital Markets LLC

Title:	2017 Notes	2025 Notes
Principal Amount:	$300,000,000	$350,000,000
Maturity Date:	November 1, 2017	May 1, 2025
Coupon (Interest Rate):	1.650%	3.700%
Interest Payment Dates:	May 1 and November 1, commencing May 1, 2015	May 1 and November 1, commencing May 1, 2015
Benchmark Treasury:	UST 0.875% due October 15, 2017	UST 2.375% due August 15, 2024
Benchmark Treasury Price and Yield:	99-29+; 0.902%	100-17+; 2.312%
Spread to Benchmark Treasury:	+75 basis points	+140 basis points
Yield to Maturity:	1.652%	3.712%
Price to Public:	99.994%	99.897%
Make-Whole Redemption Provision:	At any time at a discount rate of the Treasury Rate plus 15 basis points	At any time at a discount rate of the Treasury Rate plus 25 basis points
CUSIP:	963320AS5	963320AT3
ISIN:	US963320AS59	US963320AT33

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146 or by calling J.P. Morgan Securities LLC collect at (212) 834-4533.